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                                                                EXHIBIT (c)(13)

                        [REALTY FINANCIAL ADVISORS LOGO]

                               December 17, 1997

Businessmans Assurance Company of America
c/o Mr. Tom Browning, Vice President
Horizon Mortgage
2970 Clairmont Road - Suite 150
Atlanta, Georgia 30329

RE:      THE BRADSTONE BUILDING
         419 Crossville Road
         Roswell, Georgia

Dear Mr. Browning:

In accordance with your request, we have made the inspections, investigations, and analyses necessary to appraise the above-referenced property. The subject property consists of a 1.368-acre site improved with a professional office building containing approximately 19,403 Sq. Ft. of NRA. This property is described by both narrative and legal descriptions contained within the text of the following appraisal report. The property was last inspected on December 10, 1997, the effective date of appraisal. The appraiser was accompanied on site by Ms. Annie Robertson, the property manager.

The purpose of this appraisal was to estimate the As Is market value of the leased fee interest in the property as of December 10, 1997. Market value, leased fee estate, and other appraisal terms are defined within the text of the following appraisal report.

To the best of the appraiser's ability, the analyses, opinions, and conclusions were developed and the report was prepared in accordance with the standards and reporting requirements of BUSINESS MAN'S ASSURANCE COMPANY OF AMERICA. Furthermore, this appraisal is intended to be in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) promulgated by the Appraisal Standards Board of the Appraisal Foundation, the Supplemental Standards of Professional Appraisal Practice of the Appraisal Institute, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), revised June 7, 1994. A COMPLETE APPRAISAL was performed and is being transmitted in a SELF-CONTAINED APPRAISAL REPORT which is intended to comply with the reporting requirements set forth in USPAP Standards Rule 2-2(a). Additionally, the undersigned appraisers possess the knowledge and experience with the type of property and geographic area of the property being appraised to meet the USPAP competency requirements and 12 CFR appraisal requirements.

We hereby certify that the undersigned appraisers have personally inspected the property appraised; the statements of fact contained in this report are true and correct; that there is no past, present or prospective interest therein and no personal interest or bias with respect to the parties involved; that the compensation is not contingent on an action or event resulting from the analysis, opinions or conclusions in, or the use of, this report.


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Mr. Browning
December 17, 1997
Page Two

Based upon an investigation into those influences which affect value, we have estimated the As Is market value of the leased fee estate in The Bradstone Building, subject to the existing leases as of December 10, 1997, and further subject to the "General Assumptions, Limited Conditions, and Special Limiting Conditions and Assumptions, is:

                    ONE MILLION SIX HUNDRED THOUSAND DOLLARS
                                 ($1,600,000)

As defined by in the definition of Market Value, exposure time is a retrospective estimate of the period of time the subject property would have been on the market in order to have consummated a sale at the estimated Market Value as of the effective date of value. Based on our analysis regarding the demand for office space in the Roswell/Alpharetta/Georgia 400 office market, combined with the subject's location, condition, and income, it is our opinion that the property would have required approximately 10 months to have resulted in a sale based on the As Is market value estimate. This exposure time estimate assumes competent and aggressive marketing by a real estate professional.

It has been a pleasure to serve you in this matter.

Professionally,
REALTY FINANCIAL ADVISORS



/s/ Darrell E. Shepard
Darrell E. Shepard
Certified General Real Estate Appraiser
State of Georgia, No. 1684